Exhibit (c)(6)

CONFIDENTIAL

PRESENTATION REGARDING:

PROJECT ORB

Transaction Summary Update

July 2, 2005

Summary Financial Update

($ in millions)

Revenue

$900.0
$800.0
$700.0
$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$0.0
$504.2
$476.0
$471.4
$498.2
$481.5
$464.4
$528.0
$509.4
$472.4
$806.5
$713.9
$700.7
LTM 4/30/2005
LTM 7/31/05E
2005E
2009E
Previous Estimates (With GE)
Previous Estimates (Bravo Only)
Revised Estimates (Bravo Only)

EBITDA

$100.0
$75.0
$50.0
$25.0
$0.0
$53.4
$55.5
$51.4
$53.8
$55.7
$44.2
$60.3
$62.0
$45.1
$98.3
$93.7
$79.0
LTM 4/30/2005 (1)
LTM 7/31/05E (1)
2005E
2009E
Previous Estimates (With GE)
Previous Estimates (Bravo Only)
Revised Estimates (Bravo Only)

Source: Bravo management.

[1]	Includes addback of $2.3 million related to one-time property lease accounting adjustment, per Bravo management.

TRANSACTION SUMMARY UPDATE / July 2, 2005	1

Summary Transaction Comparison

($ in millions, except per share data)

Valuation	April Announced Deal	June Revised Proposal
Bravo Per Share Consideration	$20.50	$19.50
Fully Diluted Shares, Gross (in millions) (1)	22.2	22.2

Bravo Equity Value	$455.7	$433.4
Plus: Debt & Minority Interest (2), (3)	9.8	9.9
Less: 12-Month Rolling Avg. Free Cash Balance (2), (3), (4)	(29.6)	(32.5)
Less: Option Proceeds (1)	(11.9)	(11.9)

Bravo Enterprise Value	$424.1	$398.9

Transaction Multiple Summary	Financial Statistic(2)	Transaction Multiple		Financial Statistic(2)	Transaction Multiple
FYE 1/29/2005 EBITDA (5)	$53.0	8.0	x	—	—
LTM 4/30/2005 EBITDA (5)	53.4	7.9	x	$51.4	7.8	x
LTM 7/31/2005E EBITDA (5)	53.8	7.9	x	44.2	9.0	x
FYE 1/29/2006E EBITDA	60.3	7.0	x	45.1	8.8	x

[1]	Per Bravo management.

[2]	Source: Historical SEC filings and Bravo management. Financial statistics used in April Announced Deal transaction multiple summary reflect Bravo core business plus Gardeners Eden business; statistics used in June Revised Proposal transaction multiple summary reflect Bravo core business only, per Bravo management.

[3]	Debt and rolling average free cash balances as of 1/29/2005 and 4/30/2005 for the April Announced Deal and June Revised Proposal, respectively.

[4]	Represents respective 12-month rolling average cash balance for each respective period less $10.0 million in operating cash, per Bravo management.

[5]	Includes addback of $2.3 million related to one-time property lease accounting adjustment, per Bravo management.

TRANSACTION SUMMARY UPDATE / July 2, 2005	2

Summary Transaction Leverage Comparison

($ in millions)

	April Announced Deal			June Revised Proposal
Transaction Leverage Summary	Debt	Leverage Multiple (1)		Debt	Leverage Multiple (1)
Proposed Acquisition Financing	$205.0	3.77	x	$185.0	4.08	x
Plus: Existing Mortgage (2)	8.5	0.16	x	8.3	0.18	x

Total Debt	$213.5	3.92	x	$193.3	4.26	x
Plus: Trailing Rent Expense Capitalized @ 8.0x	289.8	3.20	x	286.8	3.53	x

Total Adjusted Debt	$503.3	5.55	x	$480.1	5.91	x

Source: Bravo management.

[1]	April Announced Deal leverage multiples based on estimated EBITDA of $54.5 million and EBITDAR of $90.7 million as of 4/30/2005 representing Bravo core business plus Gardeners Eden, per Bravo management. June Revised Proposal leverage multiples based on estimated EBITDA of $45.4 million and EBITDAR of $81.2 million as of 7/31/2005 representing Bravo core business only, per Bravo management. Per Bravo management, EBITDA and EBITDAR include non-cash compensation add-back of $1.1 million and $1.2 million for 4/30/2005 and 7/31/2005, respectively, for purposes of calculating leverage ratios.

[2]	Estimated existing mortgage balance as of 4/30/2005 and 7/31/2005 for the April Announced Deal and the June Revised Proposal, respectively, per Bravo management.

TRANSACTION SUMMARY UPDATE / July 2, 2005	3